EXHIBIT 99.2

Interim unaudited condensed consolidated financial statements of First Data Corporation as of March 31, 2019 and for the three months ended March 31, 2019 and 2018

FIRST DATA CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended March 31,
(in millions, except per share amounts)	2019	2018
Revenues:
Revenues excluding reimbursable items(a)	$2,124	$2,084
Reimbursable items	192	198

Total revenues	2,316	2,282

Expenses:
Cost of revenues (exclusive of items shown below)	757	779
Selling, general, and administrative	660	647
Depreciation and amortization	246	250
Other operating expenses, net	36	60

Total expenses excluding reimbursable items	1,699	1,736
Reimbursable items	192	198

Total expenses	1,891	1,934

Operating profit	425	348

Interest expense, net	(203)	(233)
Loss on debt extinguishment	(1)	—
Other expense	(27)	(3)

Income before income taxes and equity earnings in affiliates	194	112
Income tax expense	29	27
Equity earnings in affiliates	52	49

Net income	217	134
Less: Net income attributable to noncontrolling interests and redeemable noncontrolling interest	48	33

Net income attributable to First Data Corporation	$169	$101

Net income attributable to First Data Corporation per share:
Basic	$0.18	$0.11
Diluted	$0.17	$0.11
Weighted-average common shares outstanding:
Basic	937	923
Diluted	967	946

(a)

Includes processing fees, administrative service fees, and other fees charged to merchant alliances accounted for under the equity method of $48 million and $51 million for the three months ended March 31, 2019 and 2018, respectively.

See notes to unaudited consolidated financial statements.

FIRST DATA CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

	Three months ended March 31,
(in millions)	2019	2018
Net income	$217	$134
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	59	90
Pension liability adjustments	2	—
Derivative instruments	(28)	9

Total other comprehensive income, net of tax	33	99

Comprehensive income	250	233
Less: Comprehensive income attributable to noncontrolling interests and redeemable noncontrolling interest	48	37

Comprehensive income attributable to First Data Corporation	$202	$196

See notes to unaudited consolidated financial statements.

FIRST DATA CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions, except par value)	As of March 31, 2019	As of December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$619	$555
Accounts receivable, net of allowance for doubtful accounts of $47 and $46	2,130	2,217
Settlement assets	22,324	11,423
Prepaid expenses and other current assets	321	319

Total current assets	25,394	14,514
Property and equipment, net of accumulated depreciation of $1,709 and $1,647	890	905
Goodwill	17,518	17,460
Customer relationships, net of accumulated amortization of $5,596 and $5,509	1,725	1,763
Other intangibles, net of accumulated amortization of $2,362 and $2,271	1,923	1,893
Investment in affiliates	1,072	1,055
Other long-term assets	1,024	737

Total assets	$49,546	$38,327

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,640	$1,636
Short-term and current portion of long-term borrowings	1,159	1,170
Settlement obligations	22,324	11,423

Total current liabilities	25,123	14,229
Long-term borrowings	16,282	16,429
Deferred tax liabilities	84	97
Other long-term liabilities	800	528

Total liabilities	42,289	31,283

Commitments and contingencies (See note 13)
Redeemable noncontrolling interest	93	77
First Data Corporation stockholders’ equity:
Class A Common stock, $0.01 par value; 1,600 shares authorized as of March 31, 2019 and December 31, 2018, 595 shares and 584 shares issued as of March 31, 2019 and December 31, 2018, respectively; and 575 shares and 568 shares outstanding as of March 31, 2019 and December 31, 2018, respectively	6	6
Class B Common stock, $0.01 par value; 448 shares authorized as of March 31, 2019 and December 31, 2018; 369 shares issued and outstanding as of March 31, 2019 and December 31, 2018	4	4
Preferred stock, $0.01 par value; 100 shares authorized as of March 31, 2019 and December 31, 2018; no shares issued and outstanding as of March 31, 2019 and December 31, 2018	—	—
Class A Treasury stock, at cost, 20 shares and 16 shares as of March 31, 2019 and December 31, 2018, respectively	(338)	(251)
Additional paid-in capital	13,872	13,791
Accumulated loss	(7,892)	(8,067)
Accumulated other comprehensive loss	(1,277)	(1,310)

Total First Data Corporation stockholders’ equity	4,375	4,173

Noncontrolling interests	2,789	2,794

Total equity	7,164	6,967

Total liabilities and equity	$49,546	$38,327

See notes to unaudited consolidated financial statements.

FIRST DATA CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three months ended March 31,
(in millions)	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$217	$134
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization (including amortization netted against equity earnings in affiliates and revenues)	261	271
Deferred income taxes	15	1
Charges related to other operating expenses, net and other expense	63	63
Loss on debt extinguishment	1	—
Stock-based compensation expense	56	74
Other non-cash and non-operating items, net	5	3
Increase (decrease) in cash, excluding the effects of acquisitions and dispositions, resulting from changes in:
Accounts receivable, current and long-term	141	136
Other assets, current and long-term	15	(14)
Accounts payable and other liabilities, current and long-term	(137)	(128)
Income tax accounts	(22)	(6)

Net cash provided by operating activities	615	534

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment	(84)	(70)
Payments to obtain customer contracts, including outlays for conversion, and capitalized systems development costs	(82)	(69)
Acquisitions, net of cash acquired	(73)	(17)
Proceeds from the maturity of net investment hedges	—	26
Other investing activities, net	(22)	(13)

Net cash used in investing activities	(261)	(143)

CASH FLOWS FROM FINANCING ACTIVITIES
Short-term borrowings, net	(3)	(153)
Principal payments on long-term debt	(163)	(53)
Payment of taxes related to net settlement of equity awards	(97)	(56)
Distributions and dividends paid to noncontrolling interests and redeemable noncontrolling interest	(52)	(52)
Other financing activities, net	40	10

Net cash used in financing activities	(275)	(304)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(2)	3

Change in cash, cash equivalents, and restricted cash	77	90

Cash, cash equivalents, and restricted cash at beginning of period(a)	583	525

Cash, cash equivalents, and restricted cash at end of period(a)	$660	$615

NON-CASH TRANSACTIONS
Finance leases, net of trade-ins	$—	$15

(a)	The Company held $41 million and $28 million in restricted cash within “Other long-term assets” in the unaudited consolidated balance sheets as of March 31, 2019 and December 31, 2018, respectively.

See notes to unaudited consolidated financial statements.

FIRST DATA CORPORATION

CONSOLIDATED STATEMENTS OF EQUITY

(Unaudited)

	First Data Corporation Stockholders
	Common Stock				Treasury Stock		Additional		Accumulated Other
	Class A		Class B		Class A		Paid-In Capital	Accumulated Loss	Comprehensive Loss	Noncontrolling Interest
(in millions)	Shares	Amount	Shares	Amount	Shares	Amount					Total
Balance, December 31, 2018	568	$6	369	$4	16	$(251)	$13,791	$(8,067)	$(1,310)	$2,794	$6,967
Adoption of New Lease Standard	—	—	—	—	—	—	—	6	—	—	6
Dividends and distributions paid to noncontrolling interests(a)	—	—	—	—	—	—	—	—	—	(45)	(45)
Net income(b)	—	—	—	—	—	—	—	169	—	40	209
Other comprehensive income	—	—	—	—	—	—	—	—	33	—	33
Adjustments to redemption value of redeemable noncontrolling interest	—	—	—	—	—	—	(15)	—	—	—	(15)
Stock compensation expense	—	—	—	—	—	—	64	—	—	—	64
Stock activity under stock compensation plans and other	7	—	—	—	4	(87)	32	—	—	—	(55)

Balance, March 31, 2019	575	$6	369	$4	20	$(338)	$13,872	$(7,892)	$(1,277)	$2,789	$7,164

	First Data Corporation Stockholders
	Common Stock				Treasury Stock		Additional		Accumulated Other
	Class A		Class B		Class A		Paid-In Capital	Accumulated Loss	Comprehensive Loss	Noncontrolling Interest
(in millions)	Shares	Amount	Shares	Amount	Shares	Amount					Total
Balance, December 31, 2017	482	$5	443	$4	11	$(149)	$13,495	$(9,059)	$(1,144)	$2,862	$6,014
Adoption of New Revenue Standard	—	—	—	—	—	—	—	(13)	—	—	(13)
Dividends and distributions paid to noncontrolling interests(a)	—	—	—	—	—	—	—	—	—	(44)	(44)
Net income(b)	—	—	—	—	—	—	—	101	—	25	126
Other comprehensive income	—	—	—	—	—	—	—	—	95	4	99
Adjustments to redemption value of redeemable noncontrolling interest	—	—	—	—	—	—	(6)	—	—	—	(6)
Stock compensation expense	—	—	—	—	—	—	74	—	—	—	74
Stock activity under stock compensation plans and other	3	—	1	—	3	(53)	15	—	—	—	(38)

Balance, March 31, 2018	485	$5	444	$4	14	$(202)	$13,578	$(8,971)	$(1,049)	$2,847	$6,212

(a)

The total distribution presented in the unaudited consolidated statements of equity for the three months ended March 31, 2019 and 2018 excludes $7 million and $8 million, respectively, in distributions paid to redeemable noncontrolling interest not included in equity.

(b)

The total net income presented in the unaudited consolidated statements of equity for the three months ended March 31, 2019 and 2018 is $8 million and $8 million different, respectively, than the amounts presented in the unaudited consolidated statements of income due to the net income attributable to the redeemable noncontrolling interest not included in equity.

See notes to unaudited consolidated financial statements.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1: Basis of Presentation and Summary of Significant Accounting Policies

Business Description

First Data Corporation (FDC, First Data, or the Company) is a global leader in commerce-enabling technology and solutions for merchants, financial institutions, and card issuers. The Company provides merchant transaction processing and acquiring; credit, retail, and debit card processing; prepaid and payroll services; check verification; settlement and guarantee services; and statement printing as well as solutions to help clients grow their businesses including the Company’s Clover line of payment solutions and related applications.

Basis of Presentation

The accompanying unaudited consolidated financial statements of the Company should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. Significant accounting policies disclosed therein have not changed, except for those disclosed below in the recently adopted section.

The accompanying consolidated financial statements are unaudited; however, in the opinion of management, they include all normal recurring adjustments necessary for a fair presentation of the consolidated financial position of the Company, the consolidated results of the Company’s operations, comprehensive income, consolidated cash flows and changes in equity as of and for the periods presented. Results of operations reported for interim periods are not necessarily indicative of results for the entire year due in part to the seasonality of certain business units.

For the three months ended March 31, 2019 the Company recorded expenses of $23 million for an out of period adjustment, which impacted multiple years, related to correction of a lease classification error. The Company does not believe this adjustment will be material to the financial statements for the year ended December 31, 2019 and it is not material to previously reported financial statements. Effective January 1, 2019, initial direct costs associated with hardware revenue are now recorded in costs of products sold within “Cost of revenues (exclusive of items shown below)”.

Pending Merger with Fiserv, Inc.

On January 16, 2019, First Data and Fiserv, Inc. (Fiserv), and 300 Holdings, Inc. (Merger Sub), a wholly-owned subsidiary of Fiserv, entered into an agreement and plan of merger (Merger Agreement), pursuant to which the Company will merge into Merger Sub (the Merger). The terms are subject to the conditions set forth in the Merger Agreement, which states at closing each share of the Company’s common stock issued and outstanding will be converted into the right to receive 0.303 (Exchange Ratio) of a share of common stock, par value $0.01 per share, of Fiserv. First Data’s equity awards will generally be converted into Fiserv equity awards after giving effect to the Exchange Ratio and appropriate adjustments and be governed by the same terms and conditions as applicable to First Data’s corresponding equity awards. Completion of the Merger is subject to customary closing conditions for both parties. The Company currently anticipates that it will close the merger during the second half of 2019. For additional information see Form 425 and Form 8-K filed with the Securities and Exchange Commission dated January 16, 2019 and available through the “Investor Relations” portion of our website at http://investor.firstdata.com.

On March 15, 2019, First Data, following the declaration by the U.S. Securities and Exchange Commission on March 14, 2019 that the Registration Statement of Fiserv became effective, received the written consent of New Omaha Holdings L.P. ( New Omaha), with respect to 364,441,146 shares of Class B common stock of First Data, to approve (i) the adoption of the Merger Agreement and (ii) the adoption of a resolution regarding certain Merger-related executive officer compensation payments that will or may be made to First Data’s named executive officers in connection with the Merger. The completion of the Merger remains subject to the satisfaction or waiver of customary closing conditions.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the unaudited consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Presentation

Depreciation and amortization, presented as a separate line item on the Company’s unaudited consolidated statements of income, does not include amortization of payments for customer contracts which is recorded as contra-revenue within “Revenues excluding reimbursable items.” Also not included is amortization related to equity method investments which is netted within “Equity earnings in affiliates.”

The following table presents the amounts associated with such amortization for the three months ended March 31, 2019 and 2018:

	Three months ended March 31,
(in millions)	2019	2018
Amortization of payments for customers contracts	$14	$13
Amortization related to equity method investments	1	8

Leases

Effective January 1, 2019, the Company determines if an arrangement is a lease at inception. Right-of-use (ROU) assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. In determining the present value of lease payments, the Company uses its incremental borrowing rate based on the information available at the lease commencement date. When applicable, the operating lease ROU asset also includes initial direct costs, lease prepayments, and is reduced by lease incentives received and accrued lease payments. The Company’s lease terms include periods covered by an option to extend the lease when it is reasonably certain that the Company will exercise that option as well as periods covered by options to terminate the lease when the Company is reasonably certain not to exercise that option. Lease expense for operating leases is recognized on a straight-line basis over the lease term.

Operating lease ROU assets are included in “Other long-term assets” and the corresponding lease liabilities are included in “Accounts payable and accrued liabilities” and “Other long-term liabilities” in the Company’s unaudited consolidated balance sheet. Finance leases ROU assets are included in “Property and equipment” and the corresponding lease liabilities are included in “Short-term and current portion of long-term borrowings”, and “Long-term borrowings” in the Company’s unaudited consolidated balance sheet.

Reclassifications

Certain amounts for prior years have been reclassified to conform with the current year financial statement presentation.

New Accounting Guidance

Recently Adopted Accounting Guidance

Leases

In February 2016, the Financial Accounting Standards Board (FASB) issued guidance which requires lessees to recognize most leases on their balance sheets but recognize expenses in the income statement in a manner similar to historical accounting and adds new presentation and disclosure requirements for both lessees and lessors (New Lease Standard). The accounting guidance for lessors remains largely unchanged. Adoption of the guidance resulted in recognition on the unaudited consolidated balance sheet of assets and liabilities arising out of operating leases. The Company recognizes ROU assets for the underlying leased property during the lease term and recognizes liabilities for the corresponding financial obligation to make lease payments to the lessor.

The Company adopted the new standard on January 1, 2019 using a modified retrospective approach that permits an entity to use the effective date as the date of initial application through the recognition of a cumulative effect adjustment to the opening balance of retained earnings upon adoption. The Company elected the transition package of practical expedients permitted within the standard, which eliminates the requirements to reassess prior conclusions about lease identification, lease classification, and initial direct costs. Further, the Company elected a short-term lease exception policy, permitting the Company to not apply the recognition requirements of this standard to leases with terms of 12 months or less, and elected an accounting policy to account for lease and non-lease components as a single component for certain classes of assets. The adoption of the new guidance did not have a material impact to the consolidated financial statements. The adoption resulted in a decrease to the January 1, 2019 balance of accumulated loss of $6 million for the cumulative effect of applying the New Lease Standard. Additionally, adoption of the guidance did not impact any debt covenants or result in significant changes to the internal processes, including the internal control over financial reporting. See note 4 “Leases” in the Company’s unaudited consolidated financial statements in Exhibit 99.2 to this Current Report on Form 8-K.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Internal-Use Software

In August 2018, the FASB issued guidance to align the requirements for capitalizing certain implementation costs incurred in a cloud computing arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The guidance provides flexibility in adoption, allowing for either retrospective adjustment or prospective adjustment for all implementation costs incurred after the date of adoption. The Company adopted the new guidance on a prospective basis on January 1, 2019 with no material impact to the consolidated financial statements.

Securities and Exchange Commission Disclosure Requirements

In August 2018, the Securities and Exchange Commission (SEC) issued a final rule that amends certain disclosure requirements that were duplicative, outdated or superseded. In addition, the final rule expanded the financial reporting requirements for changes in stockholders’ equity for interim reporting periods. The Company adopted the new guidance on January 1, 2019 with no material impact to the consolidated financial statements.

Derivatives and Hedging

In October 2018, the FASB issued guidance which expands the list of U.S. benchmark interest rates permitted in the application of hedge accounting. The amendments permit the use of the overnight index swap rate based on the Secured Overnight Financing Rate to be used as a U.S. benchmark interest rate for hedge accounting purposes under Topic 815. The Company adopted the new guidance on January 1, 2019 with no material impact to the consolidated financial statements.

Comprehensive Income

In February 2018, the FASB issued guidance that permits a reclassification from accumulated other comprehensive income to accumulated loss for stranded tax effects resulting from the Tax Cuts and Jobs Act. The amendments also require certain disclosures about stranded tax effects. The Company adopted the new guidance on January 1, 2019 with no material impact to the consolidated financial statements. The Company did not elect to reclassify the income tax effects of the Tax Cuts and Jobs Act from accumulated other comprehensive income to accumulated loss.

Recently Issued Accounting Guidance

Credit Losses

In June 2016, the FASB issued guidance that will change the accounting for credit loss impairment. Under the new guidance, companies are required to measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions and reasonable supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost and applies to some off-balance sheet credit exposures. This new guidance will be effective for public companies for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 15, 2018. The Company is currently evaluating the impact of the new guidance on its consolidated financial statements.

Fair Value Measurements

In August 2018, the FASB issued guidance that modified the disclosures on fair value measurements by removing the requirement to disclose the amount and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy and the policy for timing of such transfers. The new guidance also expands disclosure requirements for Level 3 fair value measurements, primarily focused on changes in unrealized gains and losses included in other comprehensive income. The standard is effective for financial statements issued for fiscal years beginning after December 15, 2019, with early adoption permitted. The Company is in the process of evaluating the impact of the guidance on its consolidated financial statements.

Consolidation

In October 2018, the FASB issued new guidance on consolidation. The new guidance provides that indirect interests held through related parties in common control arrangements should be considered on a proportional basis for determining whether fees paid to decision makers and service providers are variable interests. The new guidance is effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years and should be applied retrospectively with a cumulative effect adjustment to retained earnings at the beginning of the earliest period presented. Early adoption is permitted. The Company is in the process of evaluating the impact of the guidance on its consolidated financial statements.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 2: Borrowings

The following table presents borrowings as of March 31, 2019 and December 31, 2018:

(in millions)	As of March 31, 2019	As of December 31, 2018
Short-term borrowings:
Lines of credit	$127	$224
Senior Secured Revolving Credit Facility	250	250
Receivable securitized loan	569	472
Unamortized deferred financing costs(a)	(3)	(3)

Total short-term borrowings	943	943
Current portion of long-term borrowings:
Senior secured term loan facility due 2023	119	119
Finance lease obligations and other arrangements	97	108

Total current portion of long-term borrowings	216	227

Total short-term and current portion of long-term borrowings	1,159	1,170

Long-term borrowings:
Senior secured term loan facility due 2022	2,418	2,518
Senior secured term loan facility due 2023	4,601	4,631
Senior secured term loan facility due 2024	3,892	3,892
5.375% Senior secured first lien notes due 2023	1,210	1,210
5.0% Senior secured first lien notes due 2024	1,883	1,883
5.75% Senior secured second lien notes due 2024	2,176	2,176
Unamortized discount and unamortized deferred financing costs(a)	(85)	(91)
Finance lease obligations and other arrangements	187	210

Total long-term borrowings(b)	16,282	16,429

Total borrowings	$17,441	$17,599

(a)

Unamortized deferred financing costs and certain lenders’ fees associated with debt transactions were capitalized as discounts and are amortized on a straight-line basis, which approximates the effective interest method, over the remaining term of the respective debt.

(b)

As of March 31, 2019 and December 31, 2018, the fair value of the Company’s long-term borrowings, excluding finance lease obligations and other arrangements, was $16.4 billion and $15.7 billion, respectively. The estimated fair value of the Company’s long-term borrowings was primarily based on market trading prices and is considered to be a Level 2 measurement.

Lines of Credit

As of March 31, 2019 and December 31, 2018, the Company had $378 million and $516 million, respectively, available under short-term lines of credit with foreign banks and alliance partners primarily to fund settlement activity. As of March 31, 2019 and December 31, 2018, this included a $165 million and $290 million, respectively, committed line of credit for one of the Company’s consolidated alliances. The remainder of these arrangements are primarily associated with international operations and are in various functional currencies, the most significant of which are the Australian dollar, the Polish zloty, and the euro. Of the amounts outstanding as of March 31, 2019 and December 31, 2018, $16 million and $13 million, respectively, were uncommitted. As of March 31, 2019 and December 31, 2018, the weighted average interest rate associated with foreign lines of credit was 2.1% and 2.6%, respectively.

Senior Secured Revolving Credit Facility

The Company has a $1.25 billion senior secured revolving credit facility maturing on October 26, 2023. Up to $250 million of the senior secured revolving credit facility is available for letters of credit, of which $5 million of letters of credit were issued under the facilities as of March 31, 2019 and December 31, 2018. As of March 31, 2019, $995 million remained available.

Senior Unsecured Revolving Credit Facility

The Company has a $33 million senior unsecured revolving credit facility maturing December 20, 2019, available for letters of credit. The interest rate associated with the credit facility is 1.85%. As of March 31, 2019 and December 31, 2018, the Company had $30 million of outstanding letters of credit, for both periods presented.

Receivable Securitization Agreement

The Company has a consolidated wholly-owned subsidiary, First Data Receivables, LLC (FDR). FDR and FDC entered into an agreement where certain wholly-owned subsidiaries of FDC agreed to transfer and contribute receivables to FDR. FDR’s assets are not available to satisfy obligations of any other entities or affiliates of FDC. FDR’s creditors will be entitled, upon its liquidation, to be satisfied out of FDR’s assets prior to any

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

assets or value in FDR becoming available to FDC. As of March 31, 2019 and December 31, 2018, the Company transferred $710 million and $726 million, respectively, in receivables to FDR as part of the securitization program. As of March 31, 2019, the maximum borrowing capacity, subject to collateral availability, under the agreement is $578 million. FDR utilized the receivables as collateral in borrowings of $569 million and $472 million as of March 31, 2019 and December 31, 2018, respectively. As of March 31, 2019 and December 31, 2018, the receivables held by FDR are recorded within “Accounts receivable, net” in the Company’s unaudited consolidated balance sheets. The weighted average interest rate on the securitization facility borrowings was 3.64% and 3.65% as of March 31, 2019 and December 31, 2018, respectively. The term of the receivables securitization agreement is through July 2021.

Note 3: Revenue Recognition

Transaction and Processing Services

Revenue is comprised of fees charged to the Company’s customers, net of interchange fees and assessments charged by the credit card associations and debit networks, which are pass-through charges collected on behalf of the card issuers and payment networks. Interchange fees and assessments charged by credit card and debit networks to the Company’s consolidated subsidiaries were as follows for the three months ended March 31, 2019 and 2018.

	Three months ended March 31,
(in millions)	2019	2018
Interchange fees and assessments	$6,798	$6,476
Debit network fees	871	818

Disaggregation of Revenue

The following tables present revenues disaggregated by primary geographical regions for the three months ended March 31, 2019 and 2018:

	Three months ended March 31, 2019
(in millions)	Global Business Solutions	Global Financial Solutions	Network & Security Solutions	Total
North America	$1,088	$410	$351	$1,849
EMEA	161	85	3	249
LATAM	100	33	—	133
APAC	52	32	1	85

Total Revenue(a)(b)	$1,401	$560	$355	$2,316

(a)	See note 7 “Segment Information” for the reconciliation to segment revenues.
(b)	Global Business Solutions includes non wholly-owned entities and Global Financial Solutions includes reimbursable items, which includes postage and customized orders.

	Three months ended March 31, 2018
(in millions)	Global Business Solutions	Global Financial Solutions	Network & Security Solutions	Total
North America	$1,033	$423	$351	$1,807
EMEA	162	112	2	276
LATAM	87	31	—	118
APAC	48	31	2	81

Total Revenue(a)(b)	$1,330	$597	$355	$2,282

(a)	See note 7 “Segment Information” for the reconciliation to segment revenues.
(b)	Global Business Solutions includes non wholly-owned entities and Global Financial Solutions includes reimbursable items, which includes postage and customized orders.

The following table presents revenues disaggregated by product types for the three months ended March 31, 2019 and 2018:

	Three months ended March 31,
(in millions)	2019	2018
Transaction and processing services	$2,042	$2,011
Hardware, Professional Services, and Other	274	271

Total Revenue	$2,316	$2,282

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Contract Balances

Accounts Receivable

As of March 31, 2019 and December 31, 2018, long-term accounts receivable, net of allowance for doubtful accounts, included within “Other long-term assets” in the unaudited consolidated balance sheets was $197 million and $220 million, respectively.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Contract Liabilities

The following table presents the changes in deferred revenue for the three months ended March 31, 2019 and 2018:

	Three months ended March 31,
(in millions)	2019	2018
Balance, beginning of the period	$298	$344
New Revenue Standard adjustments	—	(39)
Deferral of revenue	37	58
Recognition of unearned revenue	(45)	(59)
Other (primarily foreign currency translation)	(5)	5

Balance, end of period	$285	$309

Remaining Performance Obligation

Over 95% of the Company’s performance obligations relate to transaction and processing services or hardware that are subject to a practical expedient (e.g., variable consideration) or point in time recognition, respectively. The Company’s contracts with customers typically do not specify fixed revenues to be realized. Certain customer contracts contain fixed minimums and non-refundable up-front fees (fixed price guarantees). However, the amounts which are considered fixed price guarantees are not material to “Total revenues”. The Company’s contracts with Small Medium Business (SMB) merchants within the Global Business Solutions segment typically have a contractual duration of less than one year. Larger contracts in the Global Business Solutions, Global Financial Solutions, and Network & Security Solutions segments typically have contractual terms ranging from one to fifteen years with variability being resolved on a daily basis.

Costs to Obtain and Fulfill a Contract

The Company capitalizes incremental costs to obtain new contracts and contract renewals and amortizes these costs on a straight-line basis as a reduction of revenue over the benefit period, which is generally the contract term, unless a commensurate payment is not expected at renewal. As of March 31, 2019 and December 31, 2018, the Company had $163 million and $152 million, respectively, of capitalized contract costs included within “Other intangibles, net” on the unaudited consolidated balance sheets. For the three months ended March 31, 2019 and 2018, the Company had $14 million and $13 million, respectively, of contra-revenue related to these costs.

The Company expenses sales commissions as incurred for the Company’s sales commission plans that are paid on recurring monthly revenues, portfolios of existing customers, or have a substantive stay requirement prior to payment.

The Company capitalizes conversion related costs associated with enabling customers to receive its processing services. These costs are amortized on a straight-line basis over the expected benefit period of seven years based on the related services being provided, and are reflected within “Depreciation and amortization” in the Company’s unaudited consolidated statement of income. As of March 31, 2019 and December 31, 2018, the Company had $174 million and $172 million, respectively, of capitalized conversion costs, net of amortization, included within “Other intangibles, net” on the unaudited consolidated balance sheets. For the three months ended March 31, 2019 and 2018, the Company had $9 million and $10 million, respectively, of amortization expense related to these costs.

Note 4: Leases

The Company has leases for office space, land, data centers, computer hardware, airplanes, and other equipment. Certain of the Company’s leases include lessee options to extend the lease term from one to 15 years or to terminate the lease prior to its contractual end date.

For leases of properties, the Company uses the practical expedient to account for lease and non-lease components as a single lease component. Accordingly, the financial information presented below includes charges for common area maintenance, utilities, and other miscellaneous costs incurred under property leases. For leases with an initial term of 12 months or less, the Company recognizes lease expense on a straight-line basis over the lease term.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The following table presents supplemental balance sheet information as of March 31, 2019:

(in millions)	As of March 31, 2019
Finance leases
Assets under finance leases	$546
Accumulated depreciation	(361)

Assets under finance lease, net	$185

Current finance lease liabilities	$67
Non-current finance lease liabilities	140

Total finance lease liabilities	$207

Operating leases
Operating lease ROU assets	$315

Current operating lease liabilities	$68
Non-current operating lease liabilities	266

Total operating lease liabilities	$334

Note 5: Stock Compensation Plans

The Company provides stock-based compensation awards to its employees. Total stock-based compensation expense recognized in the “Cost of revenues”, “Selling, general, and administrative”, and “Other operating expenses, net” line items of the unaudited consolidated statements of income resulting from stock options, non-vested restricted stock awards, and non-vested restricted stock units was as follows for the three months ended March 31, 2019 and 2018:

	Three months ended March 31,
(in millions)	2019	2018
Cost of revenues	$15	$16
Selling, general, and administrative	41	58
Other operating expenses, net	8	—

Total stock-based compensation expense	$64	$74

The Company’s employees are granted restricted stock awards or units on an annual basis, which generally vest 20% on the first anniversary, 40% on the second anniversary, and the remaining 40% on the third anniversary. For the three months ended March 31, 2019, approximately six million restricted stock awards and units were granted at a weighted average price per share of $24.94. For the three months ended March 31, 2018, approximately nine million restricted stock awards and units were granted at a weighted average price per share of $15.37.

As of March 31, 2019, there was $20 million and $343 million of total unrecognized compensation expense related to non-vested stock options and restricted stock awards and units, respectively.

The Company paid approximately $97 million and $56 million for the three months ending March 31, 2019 and 2018, respectively, for taxes related to the settlement of vested stock-based awards.

For additional information on the Company’s stock compensation plans, see note 5 “Stock Compensation Plans” in Exhibit 99.1 to this Current Report on Form 8-K.

Note 6: Net Income Per Share Attributable to First Data Corporation

Basic net income per share is calculated by dividing net income attributable to FDC by the weighted-average shares outstanding during the period, without consideration for any potential dilutive shares. Diluted net income per share has been computed to give effect to the impact, if any, of shares issuable upon the assumed exercise of the Company’s common stock equivalents, which consist of outstanding stock options and unvested restricted stock. The dilutive effect of potentially dilutive securities is reflected in net income per share by application of the treasury stock method. Under the treasury stock method, an increase in the fair value of the Company’s common stock can result in a greater dilutive effect from potentially dilutive securities. Both Class A and B common stock are included in the net income per share attributable to First Data Corporation calculation because they have the same rights other than voting.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The following table sets forth the computation of the Company’s basic and diluted net income attributable to First Data Corporation per share for the three months ended March 31, 2019 and 2018:

	Three months ended March 31,
(in millions, except per share amounts)	2019	2018
Numerator:
Net income attributable to First Data Corporation	$169	$101

Denominator:
Weighted average shares used in computing net income per share, basic	937	923
Effect of dilutive securities	30	23

Total dilutive securities	967	946

Net income attributable to First Data Corporation per share:
Basic	$0.18	$0.11
Diluted(a)	$0.17	$0.11
Anti-dilutive shares excluded from diluted net income per share	1	11

(a)	Potentially dilutive securities whose effect would have been anti-dilutive are excluded from the computation of diluted earnings per share for all periods presented.

Note 7: Segment Information

For a detailed discussion of the Company’s accounting principles and its reportable segments see note 8 “Segment Information” in the Company’s consolidated financial statements in Exhibit 99.1 to this Current Report on Form 8-K and Exhibit 99.3 to this Current Report on Form 8-K.

The following tables present the Company’s reportable segment results including EBITDA (earnings before net interest expense, income taxes, depreciation, and amortization) for the three months ended March 31, 2019 and 2018:

	Three months ended March 31, 2019
(in millions)	Global Business Solutions	Global Financial Solutions	Network & Security Solutions	Corporate	Total
Revenues:
Revenues	$1,379	$370	$361	$—	$2,110
Equity earnings in affiliates	8	(1)	—	—	7

Total segment revenues	$1,387	$369	$361	$—	$2,117

Depreciation and amortization	$122	$83	$28	$—	$233
Segment EBITDA	471	147	195	(59)	754

	Three months ended March 31, 2018
(in millions)	Global Business Solutions	Global Financial Solutions	Network & Security Solutions	Corporate	Total
Revenues:
Revenues	$1,310	$401	$362	$—	$2,073
Equity earnings in affiliates	8	(1)	—	—	7

Total segment revenues	$1,318	$400	$362	$—	$2,080

Depreciation and amortization	$125	$88	$29	$—	$242
Segment EBITDA	434	166	175	(45)	730

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The following table presents a reconciliation of reportable segment amounts to the Company’s consolidated balances for the three months ended March 31, 2019 and 2018:

	Three months ended March 31,
(in millions)	2019	2018
Total segment revenues	$2,117	$2,080
Adjustments:
Non wholly-owned entities(a)	7	4
Reimbursable items	192	198

Consolidated revenues	$2,316	$2,282

Total segment EBITDA	$754	$730
Adjustments:
Non wholly-owned entities(a)	13	18
Depreciation and amortization	(246)	(250)
Interest expense, net	(203)	(233)
Loss on debt extinguishment	(1)	—
Other items (b)	(63)	(63)
Stock-based compensation	(56)	(74)
Income tax expense	(29)	(27)

Net income attributable to First Data Corporation	$169	$101

(a)

Net adjustment to reflect the Company’s proportionate share of the results of the Company’s investments in businesses accounted for under the equity method and consolidated subsidiaries with noncontrolling ownership interests. Segment revenue for the Company’s significant affiliates is reflected based on the Company’s proportionate share of the results of the Company’s investments in businesses accounted for under the equity method and consolidated subsidiaries with noncontrolling ownership interests. For other affiliates, the Company includes equity earnings in affiliates, excluding amortization expense, in segment revenue.

(b)	See “Other operating expenses, net” and “Other expense” in the Company’s unaudited consolidated statements of income.

The following table presents a reconciliation of reportable segment depreciation and amortization expense to the amounts in the consolidated balances in the unaudited consolidated statements of cash flows and unaudited consolidated statements of income for the three months ended March 31, 2019 and 2018:

	Three months ended March 31,
(in millions)	2019	2018
Segment depreciation and amortization	$233	$242
Adjustments for non wholly-owned entities	14	16
Amortization of payments for customer contracts(a)	14	13

Total consolidated depreciation and amortization per unaudited consolidated statements of cash flows	261	271

Amortization of equity method investments(b)	(1)	(8)
Amortization of payments for customer contracts(a)	(14)	(13)

Total consolidated depreciation and amortization per unaudited consolidated statements of income	$246	$250

(a)	Included in “Revenues excluding reimbursable items” as contra-revenue in the Company’s unaudited consolidated statements of income.
(b)	Included in “Equity earnings in affiliates” in the Company’s unaudited consolidated statements of income.

Note 8: Income Taxes

The following table presents the Company’s income tax expense and effective income tax rate for the three months ended March 31, 2019 and 2018:

	Three months ended March 31,
(in millions)	2019	2018
Income tax expense	$29	$27
Effective income tax rate	12%	17%

The effective tax rate for the three months ended March 31, 2019 was lower than the U.S. federal statutory rate of 21% primarily due to net tax benefits of $23 million which includes equity compensation related tax benefits, tax benefits associated with current year research and development credits, and no tax expense recorded on income associated with noncontrolling interests from pass through entities. These benefits were partially offset by state income taxes, disallowed tax benefit on certain executive compensation deductions, and current U.S. taxation on certain non-U.S. income.

The effective tax rate for the three months ended March 31, 2018 was lower than the statutory tax rate of 21% primarily due to net tax benefits of $7 million that include reductions to the liability for unrecognized

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

tax benefits, equity compensation related tax benefits, tax benefits associated with current and prior year research and development credits and no expense on income associated with noncontrolling interests from pass through entities. These benefits were partially offset by expenses associated with state income taxes, disallowed tax benefit on certain executive compensation deductions, and current U.S. taxation on certain non-U.S. income.

The Company’s liability for unrecognized tax benefits was approximately $97 million as of March 31, 2019. The Company believes it is reasonably possible that the liability for unrecognized tax benefits may decrease by up to $17 million over the next twelve months beginning April 1, 2019 as a result of possible closure of federal tax audits, potential settlements with certain states and foreign countries, and the lapse of the statute of limitations in various state and foreign jurisdictions.

Note 9: Redeemable Noncontrolling Interest

One of the Company’s noncontrolling interests is redeemable at the option of the holder and is presented outside of equity and carried at its estimated redemption value.

The following table presents a summary of the redeemable noncontrolling interest activity during the three months ended March 31, 2019 and 2018:

	Three months ended March 31,
(in millions)	2019	2018
Balance as of January 1,	$77	$72
Distributions	(7)	(8)
Share of income	8	8
Adjustment to redemption value of redeemable noncontrolling interest	15	6

Balance as of March 31,	$93	$78

Note 10: Other Operating Expenses, Net

The following table details the components of “Other operating expenses, net” in the unaudited consolidated statements of income for the three months ended March 31, 2019 and 2018:

	Three months ended March 31,
(in millions)	2019	2018
Restructuring, net	$3	$32
Deal and deal integration costs	33	7
Merchant matters	—	20
Other	—	1

Other operating expenses, net	$36	$60

Restructuring

During the three months ended March 31, 2019 and 2018, the Company recorded restructuring charges in connection with ongoing expense management initiatives. The Company has ongoing initiatives, which are expected to result in approximately $20 million of additional costs over the next twelve months. The Company continues to evaluate operating efficiencies and could incur further restructuring costs beyond these initiatives.

A summary of net pretax charges incurred by segment was as follows for the three months ended March 31, 2019 and 2018:

	Three months ended March 31,
(in millions)	2019	2018
Global Business Solutions	$3	$5
Global Financial Solutions	—	2
Network & Security Solutions	—	16
Corporate	—	9

Restructuring, net	$3	$32

The following table summarizes the Company’s utilization of restructuring accruals for the three months ended March 31, 2019:

(in millions)	Employee Severance	Other	Total
Remaining accrual as of January 1, 2019	$9	$7	$16
Employee expense	3	—	3
Cash payments and other	(3)	(1)	(4)

Remaining accrual as of March 31, 2019	$9	$6	$15

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Deal and Deal Integration Costs

The Company incurred $33 million in deal and deal integration costs for the three months ended March 31, 2019 which is primarily related to the previously announced Fiserv transaction.

Merchant Matters

The Company did not incur any costs related to customer matters during the three months ended March 31, 2019. During the three months ended March 31, 2018 the Company incurred $20 million in costs related to customer matters.

Note 11: Acquisitions

In March 2019, the Company acquired 100% of Software Express. Software Express provides technology solutions to merchants, including multi-acquirer EFT, multi-acquirer EFT POS, reconciliation, a payment gateway, and automated recurring payments in Brazil. The purchase price was $79 million in cash, net of cash acquired, and Software Express is reported as part of the Company’s Global Business Solutions segment. The Company is holding $12 million in restricted cash that will be paid to the seller over a six year period. The acquisition was accounted for as a business combination and the accounting is currently incomplete. The acquisition of Software Express had an immaterial impact on revenue and operating income.

Note 12: Derivative Financial Instruments

The Company enters into the following types of derivatives:

•

Interest rate contracts: The Company uses a combination of floating to fixed interest rate swaps and collars to mitigate its exposure to interest rate fluctuations on interest payments related to variable rate debt. For interest rate swaps, floating rate payments are received in exchange for fixed-rate payments. For interest rate collar contracts, no payments or receipts are exchanged unless interest rates rise or fall in excess of a predetermined ceiling or floor rate. The Company uses these contracts in a qualifying hedging relationship.

•

Foreign exchange contracts: The Company uses cross-currency swaps to protect the net investment in certain foreign subsidiaries and/or affiliates with respect to changes in foreign currency exchange rates. The Company uses these contracts in qualifying hedging relationships.

The Company held the following derivative instruments as of March 31, 2019 and December 31, 2018:

		As of March 31, 2019			As of December 31, 2018
(in millions)	Notional Currency	Notional Value	Assets(a)	Liabilities(a)	Notional Value	Assets(a)	Liabilities(a)
Derivatives designated as hedges of net investments in foreign operations:
Foreign exchange contracts	EUR	915	$2	$—	915	$—	$19
Foreign exchange contracts	GBP	150	2	—	150	6	—
Foreign exchange contracts	CAD	95	3	—	95	5	—

			7	—		11	19

Derivatives designated as cash flow hedges:
Interest rate collar contracts(b)	USD	1,500	5	—	2,800	10	—
Interest rate swap contracts	USD	7,250	—	67	7,250	—	44

			5	67		10	44

			$12	$67		$21	$63

(a)

The Company’s derivatives are subject to master netting agreements to the extent that the swaps are with the same counterparty. The terms of those agreements require that the Company net settle the outstanding positions at the option of the counterparty upon certain events of default.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(b)	The interest rate collar with a notional value of $1.3 billion matured in January 2019. The remaining interest rate collar with a notional value of $1.5 billion will mature in September 2019.

The maximum length of time over which the Company is hedging its currency exposure of net investments in foreign operations, through utilization of foreign exchange contracts, is through June 2020.

The maximum length of time over which the Company is hedging its exposure to the variability in future cash flows for forecasted transactions related to the payment of variable interest on existing financial instruments is through May 2021.

As of March 31, 2019, the Company has not posted any collateral related to any of its derivative financial instruments.

Fair Value Measurement

The carrying amounts for the Company’s derivative financial instruments are the estimated fair value of the financial instruments. The Company’s derivatives are not exchange listed and therefore the fair value is estimated under an income approach using Bloomberg analytics models that are based on readily observable market inputs. These models reflect the contractual terms of the derivatives, such as notional value and expiration date, as well as market-based observables including interest and foreign currency exchange rates, yield curves, and the credit quality of the counterparties. The models also incorporate the Company’s creditworthiness in order to appropriately reflect non-performance risk. Inputs to the derivative pricing models are generally observable and do not contain a high level of subjectivity and, accordingly, the Company’s derivatives were classified within Level 2 of the fair value hierarchy. While the Company believes its estimates result in a reasonable reflection of the fair value of these instruments, the estimated values may not be representative of actual values that could have been realized or that will be realized in the future.

Effect of Derivative Instruments on the Unaudited Consolidated Financial Statements

Derivative gains and (losses) were as follows for the three months ended March 31, 2019 and 2018:

	Three months ended March 31,
	2019		2018
(in millions, pretax)	Interest Rate Contracts	Foreign Exchange Contracts	Interest Rate Contracts	Foreign Exchange Contracts
Derivatives designated as hedging instruments:
Gain (loss) recognized in “Foreign currency translation adjustment” in the unaudited consolidated statements of comprehensive income (effective portion)	$—	$24	$—	$(30)
(Loss) gain recognized in “Derivative instruments” in the unaudited consolidated statements of comprehensive income (effective portion)	(28)	—	9	—

Accumulated Derivative Gains and Losses

The following table summarizes activity in other comprehensive income related to derivative instruments classified as cash flow hedges and net investment hedges held by the Company for the three months ended March 31, 2019 and 2018:

	Three months ended March 31,
(in millions, after tax)	2019	2018
Accumulated gain included in other comprehensive income at beginning of the period	$165	$121
Decrease in fair value of derivatives that qualify for hedge accounting, net of tax(a) (b)	(3)	(16)

Accumulated gain included in other comprehensive income at end of the period	$162	$105

(a)	Losses are included in “Derivative instruments” and “Foreign currency translation adjustment” in the unaudited consolidated statements of comprehensive income.
(b)	Net of tax of $1 million and $5 million for the three months ended March 31, 2019 and 2018, respectively.

Note 13: Commitments and Contingencies

The Company is involved in various legal proceedings. Accruals have been made with respect to these matters, where appropriate, which are reflected in the Company’s unaudited consolidated financial statements. The Company may enter into discussions regarding settlement of these matters and may enter

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

into settlement agreements, if it believes settlement is in the best interest of the Company. The matters discussed below, if decided adversely to or settled by the Company, individually or in the aggregate, may result in liability material to the Company’s financial condition and/or results of income.

There are asserted claims against the Company where an unfavorable outcome is considered to be reasonably possible. These claims can generally be categorized in the following areas: (1) patent infringement which results from claims that the Company is using technology that has been patented by another party; (2) merchant matters often associated with alleged processing errors or disclosure issues and claims that one of the subsidiaries of the Company has violated a federal or state requirement regarding credit reporting or collection in connection with its check verification guarantee and collection activities or other claims arising from its merchant business; and (3) other matters which may include issues such as employment and indemnification obligations to purchasers of former subsidiaries. The Company’s estimates of the possible ranges of losses in excess of any amounts accrued are $0 to $5 million for patent infringement, $0 to $93 million for merchant matters, and $0 to $5 million for other matters, resulting in a total estimated range of possible losses of $0 to $103 million for all of the matters described above.

The estimated range of reasonably possible losses is based on information currently available and involves elements of judgment and significant uncertainties. As additional information becomes available and the resolution of the uncertainties becomes more apparent, it is possible that actual losses may exceed the high end of the estimated range.

Note 14: Investment in Affiliates

Segment results include the Company’s proportionate share of income from affiliates, which consist of unconsolidated investments accounted for under the equity method of accounting. The most significant of these affiliates are related to the Company’s merchant bank alliance program.

As of March 31, 2019, the Company had one unconsolidated significant subsidiary that was not required to be consolidated, but represented more than 20% of the Company’s pretax income. Summarized unaudited financial information for this affiliate is presented below for the three months ended March 31, 2019 and 2018:

	Three months ended March 31,
(in millions)	2019	2018
Net operating revenues	$192	$195
Operating expenses	103	101

Operating income	$89	$94

Net income	$90	$94
FDC equity earnings	36	33